            FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION



     This First Amendment (the "Amendment") to Agreement and Plan of Reorganization (the "Agreement") dated February 3, 1997, between Premier Bancshares, Inc. ("Premier") and The Central and Southern Holding Company ("Central and Southern") is made and entered into as of the 26th day of March 1997. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

     WHEREAS, the parties desire to amend the Agreement to reflect that the Central and Southern Options which are outstanding as of the Effective Date may be substituted for Premier stock options under the Premier Bancshares, Inc. 1997 Stock Option Plan.

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of amending the Agreement, Premier and Central and Southern agree as follows, subject to ratification of this Amendment by their respective Board of Directors:

     1.  That the following paragraph (c) shall be added to the end of Section
3.4 of the Agreement:

               "(c) Notwithstanding the foregoing provisions of this Section 3.4, Premier may at its election substitute as of the Effective Time stock options under the Premier Bancshares, Inc. 1997 Stock Option Plan or a predecessor plan (the "Premier Stock Option Plan") for all or a part of the Central and Southern Options, subject to the following conditions: (i) the requirements of 3.4(a) and (b) shall be met; (ii) such substitution shall not constitute a modification, extension or renewal of any of the Central and Southern Options which are incentive stock options; (iii) the substituted options shall continue in effect on substantially the same terms and conditions as contained in the Central and Southern Stock Option Plan or other document granting the Central and Southern Options; and (iv) each grant of a substitute option to any individual who shall be deemed subject to Section 16 of the Securities Exchange Act of 1934 shall have been specifically approved in advance by the full Board of Directors of Premier or by a committee consisting solely of "non-employee" directors as defined in Rule 16b-3. As soon as practicable following the Effective Time, Premier shall deliver to the participants receiving substitute options under the Premier Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. Premier has reserved under the Premier Stock Option Plan adequate shares of Premier Common Stock for delivery upon exercise of any such substituted options."

     Except as specifically amended herein the Agreement shall remain in full force and effect. In witness whereof, the parties have caused this Amendment to be signed by their duly authorized officers as of the date first shown above.

Attest:                                  PREMIER BANCSHARES, INC.


                                         /s/ Darrell D. Pittard
--------------------------------------   ---------------------------------
Secretary                                Darrell D. Pittard, Chairman

         [CORPORATE SEAL]

Attest:                                  THE CENTRAL AND SOUTHERN HOLDING
                                         COMPANY


                                         /s/ Robert C. Oliver
--------------------------------------   ---------------------------------
Secretary                                Robert C. Oliver, President

         [CORPORATE SEAL]